Prospectus Supplement No. 10	Filed pursuant to Rule 424(b)(3)
to Prospectus dated February 12, 2013	File No. 333-162712

INSPRO TECHNOLOGIES CORPORATION

This document supplements the prospectus, dated February 12, 2013, relating to offers and resales of up to 115,688,313 shares of our common stock, including 41,665,600 issuable upon conversion of shares of preferred stock and 44,332,800 shares issuable upon the exercise of warrants, 1,250,000 shares of our Series A Convertible Preferred Stock, 833,280 shares of our Series B Convertible Preferred Stock and warrants to purchase 33,332,800 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-185752). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Election of New Director

On June 3, 2014, in accordance with our Bylaws, our board of directors approved an increase to the size of the board from eleven to twelve members and elected Alan Krigstein to serve as a director to fill the vacancy created by such increase, effective as of June 3, 2014.

Mr. Krigstein is currently the Executive Vice President and Chief Financial Officer of Independence Blue Cross, or IBC, a health insurer organization and independent licensee of the Blue Cross and Blue Shield Association, and a stockholder of our company. We entered into an agreement with IBC dated September 30, 2010 in connection with IBC’s investment in our company, whereby we agreed that one director designed by IBC would be nominated by us for election to our board at each meeting of stockholders or solicitation of consents for the election of directors. Mr. Krigstein is the director nominated for election to our board. IBC had previously waived its right to designate a director.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2014